EXHIBIT 99.1


Iroquois Gas Transmission System, L.P. Announces Private Placement Offering of $170 Million of Senior Notes Due 2027

SHELTON, CONNECTICUT, August 2, 2002 - Iroquois Gas Transmission System, L.P. (the "Company") today announced that it intends to offer $170 million of Senior Notes due 2027 in a private placement. The offering will be made only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended, and to persons outside the United States under and in compliance with Regulation S of the Securities Act of 1933, as amended.

The Company expects to use the net proceeds of the offering to repay a portion of its outstanding term loan indebtedness and, along with borrowings from time to time under its amended credit facilities and cash from operations, to finance the construction of its Eastchester Extension and Athens Expansion and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a private offering memorandum. The notes to be offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Iroquois Gas Transmission System, L.P. is the owner of an interstate pipeline extending 375 miles from the U.S.-Canadian border at Waddington, N.Y., through the state of Connecticut to South Commack, Long Island, N.Y. The Company is regulated by the Federal Energy Regulatory Commission ("FERC"), and its pipeline is operated by the Iroquois Pipeline Operating Company, a wholly-owned subsidiary of the Company.